Exhibit 99.2

April 7, 2011

Mr. Richard Finucane

Chief Engineer

Nytis Exploration Company, LLC

2501 Broadway Street

Catlettsburg, KY 41129

Re:	Reserve Audit
Nytis Exploration Company, LLC Interests
Proved Developed Producing Reserves
Various States
As of January 1, 2011

Dear Mr. Finucane:

At your request, Cawley, Gillespie & Associates, Inc. have examined the estimates as of January 1, 2011 set forth in the attached table as prepared by Nytis Exploration Company, LLC with respect to the proved developed producing reserves of Nytis Exploration Company, LLC. Our examination included such tests and procedures as we considered necessary under the circumstances to render the opinion set forth herein. These estimates are summarized as follows:

Cumulative
	Net	Net	Cash Flow
	Oil	Gas	Disc. @ 10%
	(Mbbls)	(MMcf)	(M$)

Proved Developed Producing	42	16,559	19,439

We are independent with respect to Nytis Exploration Company, LLC as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers. Neither Cawley, Gillespie & Associates,

Inc. nor any of its employees has any interest in the subject properties. Neither the employment to make this study nor the compensation is contingent on the results of our work or the future production rates for the subject properties. We have not made any field examination of the subject properties.

It should be understood that our audit and the development of our reserves forecasts do not constitute a complete reserve study of the oil and gas properties of Nytis Exploration Company, LLC. In the conduct of our report, we have not independently verified the accuracy and completeness of information and data furnished by Nytis Exploration Company, LLC with respect to ownership interests, oil and gas production, historical costs of operation and developments, product prices, agreements relating to current and future operations and sales of production. Furthermore, if in the course of our examination something came to our attention which brought into question the validity or sufficiency of any of such information or data, we did not rely on such information or data until we had satisfactorily resolved our questions relating thereto or independently verified such information or data.

The forecasts described herein are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered. Moreover, these estimates may increase or decrease as a result of future operations.

Please be advised that, based upon the foregoing, in our opinion the above-described estimates of Nytis Exploration Company, LLC’s proved developed producing reserves are, in the aggregate, reasonable within the established audit tolerance guidelines of (+ or -) 10% and have been prepared in accordance with generally accepted petroleum engineering and evaluation principles as set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers.

This letter is solely for the information of Nytis Exploration Company, LLC. This letter should not be used, circulated or quoted for any other purpose without the express written consent of Cawley, Gillespie & Associates, Inc. or except as required by law.

Sincerely,

CAWLEY, GILLESPIE & ASSOCIATES, INC.

J. Zane Meekins, P.E.
Senior Vice President

JZM:rkf

Nytis PDP All States SEC price case, $4.39/m	DATE TIME SETTINGS DBS SCENARIO	: 04/06/2011 : 13:30:31 : Nytis : SETDATA : RF90

RESERVES AND ECONOMICS

AS OF DATE: 01/2011

—END— MO-YEAR	GROSS OIL PRODUCTION MB	GROSS GAS PRODUCTION MMF	OIL TO NET INTEREST MB	GAS TO NET INTEREST MMF	—GROSS OIL $/B	PRICES- GAS $/M	REVENUE TO INTEREST M$	NET OPER EXPENSES M$	NET TOTAL INVESTMENT M$	NET INCOME BEFORE FIT M$	CUMULATIVE NET INCOME M$	CUM DISC NET INCOME M$

12-2011	4.042	3187.475	3.284	1022.183	72.43	4.575	4762.643	1180.246	0.000	3582.396	3582.396	3421.352
12-2012	3.409	2679.352	2.770	891.509	72.41	4.572	4142.274	1112.176	0.000	3030.097	6612.494	6051.944
12-2013	3.115	2335.786	2.531	790.930	72.41	4.556	3665.475	1040.041	0.000	2625.434	9237.928	8123.424
12-2014	2.907	2118.191	2.362	723.844	72.40	4.568	3364.562	1000.224	0.000	2364.338	11602.266	9819.034
12-2015	2.739	1950.566	2.225	673.809	72.40	4.573	3136.075	973.994	0.000	2162.081	13764.347	11228.491

12-2016	2.593	1795.515	2.107	632.418	72.40	4.577	2946.114	948.877	0.000	1997.237	15761.584	12412.058
12-2017	2.463	1652.839	2.001	594.951	72.40	4.580	2773.760	916.605	0.000	1857.155	17618.740	13412.511
12-2018	2.345	1521.767	1.905	562.604	72.40	4.582	2623.686	886.499	0.000	1737.187	19355.926	14263.222
12-2019	2.235	1441.888	1.816	536.419	72.40	4.585	2502.647	867.689	0.000	1634.958	20990.885	14991.070
12-2020	2.134	1375.848	1.733	513.155	72.40	4.589	2394.556	853.644	0.000	1540.911	22531.797	15614.672

12-2021	2.038	1298.863	1.656	489.822	72.40	4.591	2286.420	831.626	0.000	1454.794	23986.590	16149.896
12-2022	1.949	1229.747	1.583	463.930	72.40	4.596	2168.367	792.663	0.000	1375.704	25362.295	16610.006
12-2023	1.864	1177.275	1.514	442.653	72.39	4.599	2070.498	766.867	0.000	1303.630	26665.924	17006.363
12-2024	1.784	1133.915	1.449	426.528	72.39	4.600	1994.880	757.309	0.000	1237.571	27903.496	17348.432
12-2025	1.539	1093.026	1.251	410.449	72.38	4.601	1910.054	735.693	0.000	1174.362	29077.857	17643.518

S TOT	37.156	25992.053	30.189	9175.201	72.40	4.580	42742.012	13664.152	0.000	29077.857	29077.857	17643.518

AFTER	14.271	17028.938	11.596	7384.000	72.32	4.690	34114.789	15745.741	0.000	18369.049	47446.922	19438.758

TOTAL	51.427	43020.992	41.785	16559.201	72.38	4.629	76856.797	29409.893	0.000	47446.902	47446.922	19438.758

	OIL	GAS			P.W. %	P.W., M$
GROSS WELLS	13.0	360.0	LIFE, YRS.	98.00	9.00	20578.939
GROSS ULT., MB & MMF	94.888	62096.164	DISCOUNT %	10.00	10.00	19438.760
GROSS CUM., MB & MMF	43.461	19075.168	UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	17539.477
GROSS RES., MB & MMF	51.427	43020.996	DISCOUNTED PAYOUT, YRS.	0.00	15.00	15369.160
NET RES., MB & MMF	41.785	16559.205	UNDISCOUNTED NET/INVEST.	0.00	18.00	13739.440
NET REVENUE, M$	3024.440	76655.547	DISCOUNTED NET/INVEST.	0.00	20.00	12860.076
INITIAL PRICE, $	72.459	4.575	RATE-OF-RETURN, PCT.	100.00	30.00	9907.800
INITIAL N.I., PCT.	81.250	40.317	INITIAL W.I., PCT.	35.871	50.00	7099.734
					80.00	5259.290
					100.00	4583.736